Exhibit 10.29.1

Execution Version

FIRST AMENDMENT

TO THE

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THE CREDIT AGREEMENT (this “Agreement”) is made as of April 2, 2012, by and between PS Holdings of Delaware, LLC – Series A, a Delaware limited liability company, PS Holdings of Delaware, LLC – Series B, a Delaware limited liability company (together, the “Lenders”), PS Holdings Agency Corp., a Delaware corporation, as Administrative Agent (the “Agent”) and Pacific Sunwear of California, Inc., a California corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement, dated as of December 7, 2011 among the Company, the guarantors party thereto, the Lenders party thereto and the Agent (the “Credit Agreement”).

WHEREAS, Investor and/or its Affiliates have extended to the Company a term loan pursuant to the Credit Agreement;

WHEREAS, Section 10.01 of the Credit Agreement provides that the Lenders may restructure the Loans so long as the terms contemplated under the Credit Agreement are preserved and are no less favorable to the Company and other Obligors than those in effect on the Closing Date; and

WHEREAS, in furtherance of the provisions of Section 10.01 of the Credit Agreement, the Company and other Obligors agree to cooperate with the Credit Parties to effect such restructuring.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendment.

(a)    Exhibit H of the Credit Agreement is hereby deleted in its entirety and replaced with the form of Exhibit H attached hereto as Exhibit A.

(b)    Section 2.08(a) of the Credit Agreement is hereby amended and restated in its entirety, effective as of the Closing Date, to read as follows:

Subject to the provisions of Section 2.08(b) below, the Loans shall bear interest at a rate per annum equal to the respective Applicable Margin. In addition, the Loans shall bear supplemental interest, which supplemental interest shall be payable on the Closing Date in an amount equal to 0.291667% of the aggregate initial principal amount of the Loans outstanding on the Closing Date (and without giving effect to any repayment of the Loans) (the “Supplemental Interest”). Also, the Company shall pay on each anniversary of the Closing Date to GGC Administration LLC, an affiliate of the Administrative Agent, an annual monitoring fee in an amount equal to $250,000. For the avoidance of doubt, the right to receive supplemental interest shall terminate upon payment in full of the Supplemental Interest on the Closing Date, and the obligation to pay the annual monitoring fee due under this Section 2.08(a) shall replace and not be in addition to any obligation to pay supplemental interest after the Closing Date.

(c)    Section 2.08(c)(iii) of the Credit Agreement is hereby amended and restated in its entirety, effective as of the Closing Date, to read as follows:

All PIK Interest will be payable annually in arrears on the last day of each Fiscal Year by increasing the principal amount of the Loans and will be compounded annually. All PIK Interest so added shall be treated as principal amount of the Loans for all purposes of this Agreement. Following any such increase in the principal amount of the Loans, interest will accrue on such increased amount. Interest shall accrue from and including the date of the Borrowing (or the payment of any PIK Interest) to but excluding the date of any prepayment or repayment thereof. On the Closing Date and on each anniversary thereof, the Supplemental Interest and any annual monitoring fee due pursuant to Section 2.08(a) shall be paid to Agent or GGC Administration LLC, as applicable, in cash.

Section 2.    Miscellaneous.

2A.    Reference to and Effect on the Credit Agreement.    Except as expressly modified by Section 1 of this Agreement, the Credit Agreement shall continue and remain in full force and effect in accordance with its terms. All references to the Credit Agreement shall hereafter mean the Credit Agreement as amended by this Agreement.

2B.    Amendment and Waiver.    The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Investor.

2C.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts (including via facsimile or electronic transmission), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

2D.    Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

2E.    Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

AGENT		COMPANY

PS Holdings Agency Corp., as Agent		Pacific Sunwear of California, Inc.

By:	/s/ Joshua Olshansky	By:	/s/ Craig Gosselin
Name:	Joshua Olshansky	Name:	Craig Gosselin
Its:	Manager	Its:	Senior Vice President & General Counsel

LENDERS

PS Holdings of Delaware, LLC – Series A

		By:	/s/ Joshua Olshansky
		Name:	Joshua Olshansky
		Its:	Manager

PS Holdings of Delaware, LLC – Series B

		By:	/s/ Joshua Olshansky
		Name:	Joshua Olshansky
		Its:	Manager

[Signature Page to First Amendment to the Credit Agreement]

EXHIBIT A

Exhibit H

Payments under the Credit Agreement shall be allocated between PS Holdings of Delaware, LLC—Series A and PS Holdings of Delaware, LLC—Series B in accordance with the grid below:

	MMDelaware,MM	MMDelaware,MM	MMDelaware,MM
Category	Payments	PS Holdings of Delaware, LLC – Series A	PS Holdings of Delaware, LLC – Series B
1	Principal Payments (up to the first $30,000,000 of original principal amount) and Prepayment Premium on the Callable Portion of the Term Loan		X
2	Principal Payments (of any remaining principal amount after giving effect to the payments in Category 1) and Prepayment Premium on the Non-Callable Portion of the Term Loan	X
3	Payments of Cash Interest on all principal amount (except for principal amount resulting from PIK Interest)		X
4	Payments of Cash Interest on all principal amount resulting from PIK Interest	X
5	Payments of PIK Interest (including PIK Interest that has accrued on the principal amount of the Loans)	X
6	Supplemental Interest	X